Exhibit 10.29.1

Advisory and Development Agreement

This Advisory and Development Agreement (this “Agreement”) is dated this 10th day of August, 2021 (the “Effective Date”) is by and between Sterling Select II Advisory LLC, with offices at 111 Great Neck Road, Great Neck, NY 11021 (“Sterling Select”, also referred to as “Service Provider”); and Allied Integral United, Inc., with offices at 8800 Village Drive, Suite 106, San Antonio, TX 78217 and (“Clearday”, also referred to as “Service Recipient”, each of Sterling Select and Clearday are a “Party” and collectively, the “Parties”).

WHEREAS, Sterling Select (www.sterlingselect.com) is a venture development and investment platform with a close relationship with Sterling Equities (www.sterlingequities.com);

WHEREAS, Sterling Select provides a range of advisory services to drive shareholder value and advance the business operations, including the introduction of business opportunities to increase the sales and revenues, of their clients;

WHEREAS, Clearday has utilized its knowledge of the longevity market, elder care best-practices, and its significant experience in treating dementia, to develop and provide innovative, tech-enabled platform in alignment with the changing characteristics, expectations, and behaviors of the longevity consumer market;

WHEREAS, Sterling Select believes it has the capabilities and skills to help Clearday reach its goals and also assist Clearday in scaling its core business and also expand into delivering other healthcare content and solutions through Clearday’s platform, such as treating diabetes, drug and alcohol addiction and other care;

WHEREAS, Clearday desires to retain Sterling Select for services related to Clearday’s innovative core businesses, including its Clearday Clubs, Clearday at Home and cryogenic based atmosphere conditioning system, to build a strategic support relationship with Sterling Select and its Affiliates and explore other services, including those related to expanding out of said core businesses;

WHEREAS, Clearday is a party to an Agreement and Plan of Merger (the “Merger Agreement”) with Superconductor Technologies Inc. (“SCON”) and the other parties thereto, which provides for the acquisition of SCON by the holders of securities issued by Clearday and its subsidiaries through the merger of a subsidiary of SCON with and into Clearday with Clearday being the surviving entity in such merger (the “Merger”) and the issuance and reservation for issuance by SCON of its shares of common stock, par value $0.001 per share (“SCON Common Stock”);

WHEREAS, the Merger Agreement and the Merger are described in the S-4 registration statement that has been filed by SCON and the amendments and prospectus supplements thereto, Registration No. 333-256138 (the “Registration Statement”);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of Sterling Select and Clearday agree as follows:

1. Services.

(a) Services.

(i) Service Provider shall provide, or cause one or more of its Affiliates to provide, to Service Recipient, and Service Recipient shall receive, the Services for the Term pursuant to the terms of this Agreement and its Exhibits A and B, which are attached hereto.

(ii) The term “Services” means to provide business development advice and services, including introductions to potential clients and strategic partners, with a focus on increasing sales and revenues and also creating pilot, testing, and evaluation opportunities for, in whole or in part, the Clearday Core Businesses with a primary focus in the geographic areas of the United States commencing initially in the areas of Palm Beach County, Florida and the Tri-State New York City metropolitan area (such areas, and as mutually agreed to in writing, are the “Priority Areas”. As part of the “Services” is the evaluation of the Service Recipient as a whole as a healthcare services delivery platform, or of the constituent parts of Clearday Core Business, whether proprietary or otherwise, including but not limited to market applications and receptivity, specifications and performance and interest by customers and strategic partner candidates.

(iii) The term “Clearday Core Businesses” means (i) the current businesses, efforts, and written plans regarding Clearday Clubs, and Clearday at Home, as currently described on Clearday’s websites, (ii) cryogenic based atmosphere (HVAC) conditioning system (also described or referred to as “oxygenator”), and (iii) such other businesses or services as may be from time to time mutually agreed to in writing by the Parties, each in their sole and absolute discretion.

(iv) In providing, or otherwise making available, the Services to Service Recipient, Service Provider may use its own personnel or the personnel of any of its Affiliates or of any consultant or subconsultant to each; provided, however, that Service Provider shall remain responsible for ensuring that its obligations with respect to such Services are satisfied with respect to all Services provided by such entities or persons. Each of Service Provider and any such Affiliates and such consultant or subconsultant shall be referred to as a “Service Provider Party”.

(v) Service Provider Parties may provide demonstrations and exhibits of the products and services of Clearday. However, unless otherwise agreed, no Service Provider Party may resell, license the use of or otherwise permit the use by others of any such products or services.

(b) Standard of Performance. Each Service Provider Party shall perform, or shall cause to be performed, all Services in a commercially reasonable manner. Without limiting the foregoing, the parties acknowledge that there is no assurance by any Service Provider Party that any Introduced Relationship of a Service Provider Party will consummate a transaction with Clearday or that any transaction terms will be on terms that Clearday considers acceptable.

(c) Third Party Approvals. The Parties agree to cooperate in good faith and use commercially reasonable efforts, all at Clearday’s sole cost and expense, to obtain any necessary consent, authorization, order or approval of, or any exemption by, (each, a “Third Party Approval”) any Person that is not a party to this Agreement (a “Third Party”) required under any existing contract or agreement with a Third Party to allow the applicable Service Provider Party to perform, or cause to be performed, all Services to be provided by the Service Provider Parties hereunder; provided, however, that neither Party shall be required to accept any term or condition, commit to pay any amount, incur any obligation in favor of or offer or grant any accommodation (financial or otherwise), regardless of any provision to the contrary in the existing contract or agreement, to any Third Party to obtain any such Third Party Approval.

(d) Compliance with Laws. Subject to the terms and conditions of this Agreement, the Parties will comply, and will cause their Affiliates that they control and their and such Affiliates’ respective employees to comply, with all applicable laws applicable to its performance under this Agreement, including but not limited to the provision and receipt of the Services and the receipt of the compensation due hereunder. In connection with this Agreement, no Party shall knowingly take any action in violation of any such applicable law that results in liability being imposed on the other Party.

(e) Service Provider Party Expenses. Subject to Section 1(c), each Service Provider Party shall pay for all of its fees, costs and expenses incurred by it or any of its Affiliates in connection with the performance of the Services by the Service Provider Party. Notwithstanding the previous sentence, Sterling Select shall be permitted to receive reimbursement for any and all out of pocket expenses incurred, including reasonable travel and entertainment, provided that in each instance, all such expenses were incurred pursuant to the prior written approval of Clearday and submitted for reimbursement with customary receipts and invoices; all such reimbursements to be made within thirty (30) days of compliance with this Section 1(e).

(f) Force Majeure. No Service Provider Party shall be liable to Service Recipient for any interruption of service, any delays or any failure to perform under this Agreement caused, directly or indirectly, by matters or events occurring that are beyond the reasonable control of such Service Provider Party, including but not limited to strikes, work stoppages, riots, civil disobedience, accidents, acts of war or terrorism, civil or military disturbances and shutdowns, nuclear or natural catastrophes or acts of God, epidemics and pandemics, and interruptions, loss or malfunctions of any infrastructure matters including utilities, communications or computer (software and hardware) services (each a “Force Majeure Event”).

(g) Cooperation; Further Actions. Service Recipient and its Affiliates shall reasonably cooperate with each Service Provider Party to the extent necessary or appropriate to facilitate the performance of the Services in accordance with the terms of this Agreement and shall use reasonable best efforts to make available, and cause each of its Affiliates to make available, on a timely basis to any Service Provider Party all information and materials reasonably requested by such Service Provider Party to enable it to provide the Services hereunder. Without limiting the generality of the foregoing, Service Recipient shall, and shall cause its Affiliates to, at no cost to any Service Provider Party, use its commercially reasonable efforts to: (i) make available on a timely basis to any Service Provider Party all information and materials requested by such Service Provider Party to the extent reasonably necessary for the performance or receipt of the Services; (ii) upon reasonable notice, give or cause to be given to the Service Provider Parties reasonable access, during regular business hours and at such other times as are reasonably required, to the relevant premises and personnel to the extent reasonably necessary for the performance or receipt of the Services; and (iii) give Service Provider Parties reasonable access to utilize the information, facilities, personnel and assets of Service Recipient and its Affiliates to the extent commercially reasonably necessary for the performance or receipt of the Services.

(h) Security Policies. Each Party agrees that its Representatives (as defined in the NDA) having access to the properties, facilities, infrastructure, personnel, software or other technology of the other Party and its Affiliates in connection with the performance, receipt or delivery of a Service, shall, and that it shall cause such of its Representatives having such access to, comply with all security policies, procedures and guidelines (including physical security, network access, internet security, confidentiality, protection of proprietary information, use of information technology resources and personal data security guidelines) of such other Party and its Affiliates that are made known or provided to such party reasonably in advance. Each Party shall ensure that any access described by this Section 1(h) shall be used by it and its Representatives having such access only for the purposes contemplated by, and subject to the terms of, this Agreement and the NDA.

(i) Advisory Capacity. During the Term, Service Provider shall act only in a support and advisory capacity to Service Recipient and Affiliates with respect to the Services. The Parties expressly agree that the arrangement established by this Agreement is not intended to be a delegation of Service Recipient’s or its Affiliates’ managerial or corporate responsibilities to any Service Provider Party. Without limiting the generality of the foregoing, nothing in this Agreement shall be construed to permit or authorize any Service Provider Party to make any decision or enter into any contract for or on behalf of Service Recipient or its Affiliates, which shall remain the sole responsibility of Service Recipient or its Affiliates.

2. Exclusive Service Provider.

(a) Scope and Term of Exclusive Services.

(i) During the Exclusivity Term and subject to the compliance with the Service Recipient Conditions (as defined below), Sterling Select shall not, directly or indirectly, provide services, in whole or in part, substantially similar to the Services expressly listed in Phase I and II of Exhibit A (but only with respect to the Clearday Core Business and only to that extent, regardless of whether the scope of Services has expanded pursuant to Phase II or III), to a Competitor of Clearday (such Services referred to as “Exclusive Services”).

(ii) The term for the Exclusive Service obligations provided in Section 2(a)(i) (the “Exclusivity Term”) shall be the period commencing on the date of this Agreement and expiring on the date provided below in this Section 2(a)(ii):

(A) If this Agreement has been terminated in accordance with Section 8(a)(i)(A) as a result of a breach by the Service Recipient or terminated in accordance with Section 8(a)(i)(B), then on the date of such termination unless a longer period of the Exclusivity Term is mutually agreed by the Parties in connection with such termination; or

(B) If this Agreement has been terminated in accordance with Section 8(a)(i)(A) as a result of a breach by the Service Provider, then on the date that is six months after the date of such termination unless a longer period of the Exclusivity Term is mutually agreed by the Parties in connection with such termination; or

(C) If the Service Recipient Conditions, other than Section 2(b)(iii)(D), are not met, then on the date of such event; provided, that Service Recipient may extend the termination of the Exclusivity Term for a period of up to six months by continuing to pay the Monthly Advance and extending the term for the payment of the Revenue Share Payments by such additional period that the Monthly Advance is continued.

Notwithstanding the provisions of Section 2(a)(ii), the Exclusive Term shall terminate on the date that Service Recipient (on a consolidated basis) exits, sells, winds down or otherwise terminates its Clearday Core Businesses, including reducing the investment in the Clearday Core Businesses by more than 20% of the then current annual budget allocations, other than as a result of lack of capital or net available cash or it being evident that Clearday is continuing such businesses, then this Section 2 shall not apply with respect to such division or part of such Clearday Core Business/es.

(b) For purposes of this Agreement, the following capitalized terms shall have the respective meanings provided below:

(i) “Competitor” shall mean a Person who derives at least 50% of its gross revenues from services similar to any of the Clearday Core Businesses, individually or in the aggregate.

(ii) “Continued Equity Compensation Condition” shall mean that the volume weighted average closing price of SCON Common Stock for the twenty (20) trading days ending September 1, 2022, is less than 45% below the exercise price of Compensation Warrant.

(iii) “Service Recipient Conditions”: shall mean:

(A) the Merger has closed on a prior to the date that is sixty (60) days after the date of this Agreement;

(B) Service Recipient is in compliance with all applicable laws in all material respects;

(C) the Compensation Warrant is duly granted to Service Provider and assumed by SCON as of the closing of the Merger and the shares of SCON Common Stock that are issuable in accordance with the terms of the Compensation Warrant are registered under the Registration Statement as of the closing of the Merger;

(D) Service Recipient is not in breach of the terms of this Agreement or the NDA.

3. Compensation.

In consideration of the Services and the commitments made hereunder by Service Provider, including the Exclusive Services, Service Recipient agrees to pay Service Provider the following:

(i) the payment of the Monthly Advance described in Exhibit B (the “Monthly Advance”);

(ii) the grant or issuance of the Compensation Warrants described on Exhibit B (the “Compensation Warrants”), including that the exercise price is equal to $11.00 per share payable in cash, a three year term and the vesting milestones or achievements described on Exhibit B, all as may be modified by the Parties from time to time;

(iii) the ability for Service Provider to gain additional warrants; and

(iv) the Revenue Share Payments described on Exhibit B (the “Revenue Share Payments”), including the vesting milestones or achievements, all as may be modified by the Parties from time to time.

4. Confidentiality.

Reference is made to that certain Confidentiality Agreement by and among the Parties to this Agreement dated as of June 11, 2021 (the “NDA”). The terms and conditions of the NDA are ratified and confirmed by the Parties to this Agreement and will continue in full force and effect in accordance with its terms. To the extent that there is any conflict with respect to the terms of this Agreement and the terms of the NDA other than with respect to Section 7 of this Agreement, the terms of the NDA will supersede and control, unless otherwise agreed in writing; and provided further that the terms of the NDA (other than as it relates to Non-Circumvention, which shall govern) shall continue in full force and effect for a period that is not less than two (2) years after the date that this Agreement is terminated.

5. Dispute Resolution

(a) Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in New York, New York before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. Judgment on the award in such arbitration (the “Award”) may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

(b) The parties shall maintain the confidential nature of the arbitration proceeding and the Award, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an Award or its enforcement, or unless otherwise required by law or judicial decision.

(c) In any arbitration arising out of or related to this Agreement, the arbitrator is not empowered to award punitive or exemplary damages, except where permitted by statute, and the Parties waive any right to recover any such damages.

(d) In any arbitration arising out of or related to this Agreement, the arbitrator may not award any incidental, indirect or consequential damages, including damages for lost profits.

(e) In any arbitration arising out of or related to this Agreement, the arbitrator shall award to the prevailing party, if any, the reasonably costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration.

(f) The Parties adopt and agree to implement the JAMS Optional Arbitration Appeal Procedure (as it exists on the effective date of this Agreement) with respect to any final award in an arbitration arising out of or related to this Agreement.

6. Indemnification; Representations; Exclusion of Warranties; Limitation of Liability; Limited Use

(a) Indemnification.

(i) Subject to Section 6(b) and Section 6(d), in all respects, Service Recipient shall indemnify and hold harmless Service Provider, any other Service Provider Party, their respective Affiliates and its and their respective Representatives (collectively, the “Service Provider Indemnitees”) from and against any and all claims, damages, losses, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any court or arbitration or collection action whether involving a third party claim or a claim solely between the Parties) (collectively, “Damages”) asserted against or incurred by any Service Provider Indemnitee as a result of, in connection with or arising out of Service Provider providing the Services under this Agreement that are not in violation of any policies or commercially reasonable written instructions of Service Recipient, in each case, in any material respect, and are not otherwise in material breach of its obligations under this Agreement.

(ii) In furtherance of the provisions set forth in Section 6(d), no Service Provider Indemnitee shall have any liability, whether direct or indirect, in contract or tort or otherwise, to Service Recipient or its Affiliates or any other Person for or in connection with the Services provided or to be provided by or on behalf of any Service Provider Indemnitee pursuant to this Agreement, the transactions contemplated hereby or any actions or inactions by or on behalf of a Service Provider Indemnitee in connection with any such Services or the transactions contemplated hereby, except to the extent the same result directly from or arising out of a the gross negligence or willful misconduct of such Service Provider Indemnitee.

(b) Representations; Exclusion of Warranties.

(i) Mutual Representations. Each Party represents and warrants to the other Party that:

(A) it has full right, power, and authority to enter into this Agreement, to perform its obligations under this Agreement, and that it will perform its obligations hereunder in accordance with all applicable laws, rules and regulations;

(B) its execution, delivery, and performance of this Agreement does not and will not conflict with, violate, or result in a breach of any other agreement, judgment, order, stipulation, or decree by which such Party is bound;

(C) As of the date of the closing of the Merger, the Compensation Warrants will have been duly authorized and granted to Sterling Select and the shares of SCON Common Stock that will be issued by SCON under such Compensation Warrant will, when issued in accordance with the terms of the Compensation Warrant, be duly and validly issued, fully paid and non-assessable and registered under the Registration Statement.

(D) the use of such Party’s intellectual property and Confidential Information shall not interfere with, infringe upon, violate, trespass or in any manner contravene the rights of any third party, including any such third party’s intellectual property rights and/or privacy rights, or cause the other Party to be in breach of any applicable law, rule or regulation under which it is bound.

(ii) Exclusion of Warranties: NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, THE SERVICES TO BE PROVIDED BY SERVICE PROVIDER OR ANY OF ITS AFFILIATES UNDER THIS AGREEMENT, AS WELL AS ANY RECORDS OR ASSISTANCE PROVIDED BY EITHER PARTY HEREUNDER, ARE FURNISHED IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS WITH NO WARRANTIES, AND EACH PARTY EXPRESSLY EXCLUDES AND DISCLAIMS ANY WARRANTIES UNDER OR ARISING AS A RESULT OF THIS AGREEMENT, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON- INFRINGEMENT OR ANY OTHER WARRANTY WHATSOEVER.

(c) Indemnification Claim Procedures. If any Service Provider Indemnitee has a claim against Service Recipient under Section 6(a) (a “Claim”), such Service Provider Indemnitee shall promptly deliver to Service Recipient a written notice (a “Claim Notice”) setting forth a description in reasonable detail of the nature of the Claim, the basis for the Service Provider Indemnitee’s request for indemnification under Section 6(a) and a reasonable estimate (if calculable) of any Damages suffered or expected to be suffered with respect to such Claim. The failure to so deliver a Claim Notice to Service Recipient shall not relieve Service Recipient from its indemnification obligations hereunder, except if and only to the extent that Service Recipient is materially prejudiced by such failure. Service Recipient shall have 30 days from receipt of any such notice to give notice of dispute of the Claim to the Service Provider Indemnitee. The Service Provider Indemnitee shall reasonably cooperate and assist Service Recipient in determining the validity of any Claim by Service Recipient and in otherwise resolving such matters. Such assistance and cooperation shall include, during normal business hours, (i) providing reasonable access to and copies of information and Records relating to such matters and (ii) furnishing employees, as reasonably determined by Service Recipient, to assist in the investigation, defense and resolution of such matters. If Service Recipient disputes a Claim, the Service Provider Indemnitee and Service Recipient shall attempt to resolve in good faith such dispute within forty-five (45) days of Service Recipient delivering written notice to the Service Provider Indemnitee of such dispute. If such dispute is not so resolved within such forty-five (45)-day period, then either Party may initiate an action in accordance with this Agreement with respect to the subject matter of such dispute.

(d) Limitation of Liability: Exclusion of Damages.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NO PARTY WILL BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT. THIS DISCLAIMER APPLIES WITHOUT LIMITATION (I) TO CLAIMS ARISING FROM THE PROVISION OF THE SERVICES OR ANY FAILURE OR DELAY IN CONNECTION THEREWITH (UNLESS SUCH DAMAGES ARE AWARDED TO AN UNAFFILIATED THIRD PARTY BY A COURT OF COMPETENT JURISDICTION IN RESPECT OF A THIRD PARTY CLAIM AND THE PARTY LIABLE FOR SUCH DAMAGES IS ENTITLED TO INDEMNIFICATION UNDER SECTION 6(a) OF THIS AGREEMENT IN CONNECTION THEREWITH), (II) TO CLAIMS FOR LOST PROFITS OR OPPORTUNITIES, (III) REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE, AND (IV) REGARDLESS OF WHETHER SUCH DAMAGES ARE FORESEEABLE OR WHETHER SERVICE PROVIDER OR SERVICE RECIPIENT, AS APPLICABLE, OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY, THIS SECTION 6(d) SHALL NOT APPLY TO BREACHES OF OBLIGATIONS OF CONFIDENTIALITY, NON-CIRCUMVENTION UNDER THR NDA AND OF SECTION 7(a)-(d) BELOW.

(e) Indemnification as Exclusive Remedy. Except for the termination rights provided under Section 8, the indemnification provisions of this Section 7 shall be the sole and exclusive monetary remedy for liability relating to or arising out of this Agreement; provided, however, that the foregoing shall not affect the availability of equitable remedies for any Party with respect to breaches of confidentiality, non-circumvention, publicity and use of names obligations under the NDA.

(f) Use of Service Provider Analysis and Related Work Product. The opinions, valuations, projections, analysis and other similar work product provided by Service Provider to Service Recipient, if any, are for Service Recipient’s benefit and may not, without the express prior written consent of Service Provider, be disclosed to or relied upon in any manner by any other Person, other than an Affiliate of Service Recipient that is controlled by Service Recipient, other than governmental authorities or as may be required by applicable law.

7. Rights to Intellectual Property; Publicity; Use of Names; Reservation of Rights; Electronic Access

(a) Ownership and Reservation of Rights. Each Party shall retain all right, title and interest in and to its intellectual property, software, technology and data used in connection with the Services. Neither Party shall remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any intellectual property, software, technology and data owned or licensed by the other Party, and each Party shall reproduce any such notices on any and all of its copies of any intellectual property, software, technology and data owned or licensed by the other Party.

(b) No party shall have any right to the intellectual property rights of the other Party under the terms of this Agreement.

(c) No Party shall contest or claim an ownership or license right of the intellectual property rights of the other Party unless otherwise agreed in a separate agreement.

(d) The NDA shall govern the making of public statements or the use of the Parties’ and their Affiliates’ names, likeness, logos, investors and beneficial owners’ identities.

(e) Work Product. Unless otherwise agreed in writing by mutual consent, any work product (including all intellectual property therein) solely related to the Core Clearday Business that is created or developed by a Service Provider Party in connection with the Services and specifically for Service Recipient or at the written request of Service Recipient in connection therewith (“Work Product”), shall be deemed “works made for hire” as that phrase is defined in the Copyright Revision Act of 1976 (17 U.S.C. §101) and shall be the sole and exclusive property of the Service Recipient. In the event that for any reason such Work Product is not deemed “works made for hire,” then each Service Provider Party agrees to (and shall cause any of its Representatives involved with the Services to) use commercially reasonable efforts to assign and transfer, and does hereby assign and transfer, to the Service Recipient any and all of each Service Provider Party’s rights, title and interest in and to such Work Product. Each Service Provider Party shall, at no cost to such Service Provider Party, execute and deliver any and all instruments and other documents and take such other actions as may be reasonably necessary or reasonably requested by the Service Recipient to document the aforesaid assignment and transfer of such Work Product to the Service Recipient, or to enable the Service Recipient to secure, register, maintain, enforce or otherwise fully protect its rights in and to such Work Product. Each Service Provider Party hereby waives any and all of its moral rights that each Service Provider Party may have in such Work Product.

8. Termination of Services; Effect of Termination; Transition and Modification

(a) Termination. Notwithstanding the provisions of this Agreement,

(i) A Party may terminate this Agreement

(A) promptly after the date of any material breach by the other Party that is provided after (x) notice of such breach and (y) a reasonable period for such breaching party to cure such breach, which shall be not less than ten (10) Business Days, if such breach was not cured in all material respects within such period; or

(B) any time that is after two years after the date of this Agreement after at least thirty (30) days’ notice of such termination;

(ii) Service Provider may terminate this Agreement on no less than ninety (90) days written notice to Service Recipient if Service Recipient fails to meet any of (b)-(c) of the Service Recipient Conditions .

(iii) The Parties will in good faith renegotiate the terms of this Agreement in the event that clause (a) of the Service Recipient Conditions is not met.

(b) Effect of Termination.

(i) Upon termination of this Agreement pursuant to Section 8(a)(i) due to a breach by Service Recipient or pursuant to Section 8(a)(ii) due to a failure of Service Recipient Conditions (b)-(c), then Service Provider (and each Service Provider Party) shall have no further obligation to provide the Services and Service Provider shall be entitled to:

(A) Continuation of the Monthly Retainer in accordance with its terms;

(B) Payment of the Revenue Share Amounts in accordance with its terms; and

(C) the Compensation Warrants which shall not be subject to any risk of forfeiture.

(ii) Upon termination of this Agreement pursuant to Section 8(a)(i) due to a breach by Service Provider, then

(A) No further payments of the Monthly Advance shall be required; and

(B) All Compensation Warrants that have not been vested shall be forfeited and terminated.

(iii) The Parties agree to apply Section 8(b)(i) and Section 8(b)(ii) to all additional compensation due Service Provider if the same is provided for after the modifications of the scope of the Services as contemplated in the description of Phase II and Phase III of Exhibit B, if any, as reasonably practical.

(iv) The Parties agree that notwithstanding any termination pursuant to this Section 8, the provisions of Section 5, Section 6, Section 7, Section 9 shall survive any such termination indefinitely, and those provisions of the NDA that are stated to survive shall survive for the periods defined therein.

(c) Continued Liability in Event of Breach. Any Party that has committed a breach or default of its obligations under this Agreement shall be responsible for the damages incurred by the other Party as a result of such breach or default, in addition to any rights under Section 8(a) or Section 8(b).

(d) Transition. Following termination of this Agreement, unless the Parties are in a good faith dispute regarding this Agreement, each Party agrees to cooperate in good faith (at Service Recipient’s sole expense) and use commercially reasonable efforts to provide for an orderly transition of the Services to Service Recipient or to a successor service provider.

(e) Modification. Notwithstanding any provision of this Agreement to the contrary, if the Continued Equity Compensation Condition is not met and the Revenue Share Payments received by Service Provider for the annual period ending September 30, 2022 is less than amounts that may be mutually agreed, then the Exclusivity Period will terminate and for the remainder the Term of this Agreement, the Services that are required by Sterling Select shall be limited to the use of their good offices with respect to prior introductions and commercial initiatives, provided, that no more than 10 hours of senior staff or executive time shall be required in any calendar month remaining in the Term.

9. Miscellaneous

(a) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) Entire Agreement; No Third-Party Beneficiaries. This Agreement (as amended, modified and supplemented from time to time) and the Exhibits, Schedules and appendices hereto and thereto, and including the NDA, constitute the entire agreement, and supersede all prior agreements and understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter hereof.

(c) Assignment.

(i) Neither this Agreement nor any rights, interests or obligations that may accrue to the Parties hereunder may be transferred or assigned without the prior written consent of the other Party; provided that Service Provider may assign any of its rights, interests and obligations under this Agreement (in whole or in part) to any one or more of its Affiliates, but no such assignment shall release Service Provider from any liability or obligation under this Agreement.

(ii) It is acknowledged that the obligations of Clearday will be assumed by SCON as of the date of the Merger and that the Compensation Warrant will be a warrant issued by SCON.

(iii) Any purported assignment in violation of this Section 9(c) shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

(d) Independent Contractor Status. Nothing in this Agreement shall constitute or be deemed to constitute a partnership, joint venture or any other relationship between the Parties. Neither Party is now, nor shall it be made by this Agreement, an agent, employee or legal representative of the other Party or any of its Affiliates for any purpose. Each Party acknowledges and agrees that neither Party shall have authority or power to bind the other Party or any of its Affiliates or to contract in the name of, or create a liability against, the other Party or any of its Affiliates in any way or for any purpose, to accept any service of process upon the other Party or any of its Affiliates or to receive any notices of any kind on behalf of the other Party or any of its Affiliates. Each Party is and shall be an independent contractor in the performance of Services hereunder and nothing herein shall be construed to be inconsistent with this status.

(e) D&O Insurance. Clearday shall provide proof of commercially reasonable directors and officers liability insurance with commercially reasonable coverage and limits within sixty (60) days of the Effective Date and shall to the extent generally permitted under such policies permit any person employed by Clearday that is a Representative of Sterling Select is covered under such policy.

10. Certain Definitions.

(a) For the purposes of this Agreement, the following capitalized terms shall have the respective meanings ascribed to such terms below.

(i) “Affiliate” of any specified Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise. Notwithstanding the foregoing, Service Provider and its Affiliates shall not be deemed to be Affiliates of Service Recipient or its Affiliates

(ii) “Business Day” means any day except Saturday or Sunday on which commercial banks are not required or authorized to close in New York, New York.

(iii) “Governmental Entity” means any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government and any arbitrator or arbitral body or panel of competent jurisdiction.

(iv) “Introduced Relationship” shall mean and include Introduced Persons and Opportunities as each of those terms are defined in NDA and shall also include all Named Entities listed on Exhibit A and their Affiliates and Control Persons (as defined in Exhibit A) that are specified by Service Provider to Clearday.

(v) “Law” means any federal, state, provincial, municipal, domestic or foreign law (including common law), statute, ordinance, rule, regulation, code or Judgment issued, promulgated, made, rendered, entered into or enforced by or with any Governmental Entity.

(vi) “Person” means any individual, general or limited partnership, corporation, limited liability company, joint stock company, trust, joint venture, unincorporated organization, association or any other entity, including any Governmental Entity, or any Group consisting of two or more of the foregoing.

(vii) “Term” of this Agreement shall mean that period that commences on the date of this Agreement and, subject to any earlier termination as provided in this Agreement.

IN WITNESS WHEREOF, each of the undersigned has duly authorized and executed and delivered this Agreement as of the date first written above.

Sterling Select II Advisory LLC

By:	/s/ Christopher J. Steele
Name:	Christopher J. Steele
Title:	Managing Director

Allied Integral United, Inc.
d/b/a Clearday

By:	/s/ Richard M. Morris
Name:	Richard M. Morris
Title:	EVP

Exhibit A

Further Description of Services

The Parties agree that this Exhibit A provides more details around the Services to be provided by Service Provider under the Agreement. In the event of a conflict between this Exhibit A and the Agreement, unless otherwise expressly provided in Exhibit A, the provisions of the Agreement shall govern. The Parties agree that the overall objective of the Agreement and the Services is the accelerating the sales, revenues and market acceptance and overall awareness of Clearday and the Clearday Core Businesses.

Phase I (during the Term of this Agreement)

Subject to more definitive time period expressly provided in each instance, as promptly as reasonably practical and through the Term, Sterling Select shall:

1.	Within the first two (2) weeks of this Phase 1,

a.	Initiate contact with senior executives, decision-makers, owners and/or board or advisory board members or the like (“Control Persons”) of at least the Named Entities (defined below) for the introduction of Clearday and one or more alliances and sales of products and services within the Clearday Core Business (the “Purpose”); and

b.	Work with Clearday to develop and approve for publication and release a mutually acceptable press release regarding this Agreement and its Purpose.

2.	Solicit for Clearday’s benefit, if and as practicable, information from receptive contacts, including but not limited to those connected to the Named Entities, relevant opportunities, marketing information, level of interest/priority and competitive assessment of the Clearday Core Business products and services with a view to establishing meaningful strategic alliances and/or sales.

3.	Solicit the Named Entities and other Introduced Persons for referrals for the Purpose to meaningful “warm” introductions that extend market reach for, and awareness of, Clearday. In connection therewith, schedule and jointly attend calls and meetings (which may be virtual) with senior executives of the Named Entities and their respective Affiliates, and other Introduced Persons as applicable and practicable within the time frame, for the Purpose and related “follow-up” efforts including assisting Clearday advance its Clearday Core Businesses – with the goal of accelerating – sales cycle and project timeframes, proposing and outlining pilot/test projects and proposing and outlining contracts.

4.	Sponsor and support Clearday in becoming Sterling Select’s first portfolio listed on its website using the Clearday logo under a new descriptive channel entitled “Health Care Services” and a link to the Myclearday.com website; for clarity, such designation and listing requires the approval of outside parties who shall act in their sole and absolute discretion.

5.	Sponsor and support Clearday’s efforts to secure formal evaluation, development, testing, contract or other form of commercial arrangement regarding the Purpose and an accompanying joint press release with any of the counterparties to such commercial arrangement; it being understood that Clearday prefers such counterparty to be one of the Named Entities or their Affiliates and it being understood that one of the purposes of the joint press release is to demonstrate good faith traction of the mutual efforts of the Parties to the Agreement.

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6.	Work with Clearday to solicit commercial interest from Sterling Equities, its Affiliates or other Name Entities and provide advice and assist the same for the purpose of purchasing a cryogenic air quality system (code named: oxygenator) for one of such entities suitable real estate assets which system will be financed by Clearday and sold to such applicable customer with payment subject to the system satisfying stated atmosphere quality conditions agreed to in advance and after a successful pilot/test as determined by such applicable customer in their sole discretion.

7.	For purposes of this Agreement, the term “Named Entities” shall be the following and any other Person mutually agreed to in writing by the Parties:

Sterling Equities or its Affiliates including but not limited to:

(i) Sterling American Properties, Inc.;

(ii) Sterling Project Development;

(iii) Sterling Residential Management; and

(iv) Sterling Commercial Management.

In the event that the parties agree to grant of additional warrants as referred to in Exhibit B, paragraph 5, the following shall be included as Services. If there is no such grant of additional warrants, then Phase II and Phase III shall not be included as Services and, notwithstanding the provision of the Agreement, shall not be part of the Exclusive Services.

Phase II (expected time frame is during days 91-to the end of the Term of this Agreement)

1.	Work with Clearday to evaluate responses from Phase I engagements and reassess as needed for market development priorities and new priorities or new or other services, if any.

2.	Expand contact list for the Purpose and expanded scope to the extent commercially reasonably practicable and to the extent that is mutually agreed.

3.	Upon successful demonstration of an oxygenator project (as described above), solicit introduction to large New York Metro Area healthcare systems (“Healthcare System”) and provide advice and assist with the negotiations with the same specifically for the purpose of selecting suitable real estate assets, which may be in Long Island, New York or Boca Raton, Florida locations, for the purchase of oxygenators in its healthcare facilities.

4.	Work with Clearday to recommend enhanced efforts as needed to expand strategic or commercial interest with such Healthcare System, provide advice and assist with the negotiation with such Healthcare System using services by, or having a strategic alliance with, Clearday to support older Americans, specifically using Clearday at Home and Clearday Clubs. Assist in the negotiation and presentation by Clearday with such Healthcare System to expand the use the Clearday electronic platform for delivery of other healthcare content and care for issues such as drug and alcohol addiction, diabetes and mental health care, which the Parties agree are currently outside of the Core Clearday Business.

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5.	Work with Clearday to consider and evaluate strategic relationship options stemming from feedback of Sterling Select contacts and introductions; including evaluation of opportunities, if any, directly with Sterling Select and Sterling Select’s Affiliates on development of affinity relationships for Clearday with relationships of Sterling Select and their founders and Affiliates, including major employers, insurance companies and financial companies with a focus on (i) providing Clearday at Home or Clearday Club memberships as an employee benefit; (ii) distributing Clearday at Home or Clearday Club memberships to policy holders and financial service clients; and (iii) develop distribution strategies for such companies to reduce policy claims requiring medical and health care payments.

Phase III (expected time frame is during days 271 through the end of Term)

1.	Continue efforts Phase II, as detailed above and as modified by the Parties during such Phase and continue the promotion, active market and business development work with new and contacts from Phase I and II engagement.

2.	Work with Clearday to evaluate initial feedback from Phase I and II engagements and reassess as needed for market development priorities and new priorities or Services, if any.

3.	Solicit and present strategic relationship opportunities that fit the acceptable strategies and work with Clearday to evaluate deal structures. Develop affinity relationships for Clearday with relationships of Sterling Select and their founders and Affiliates, which may include family offices and other institutional investors, investment advisers and managers.

4.	Develop other strategies to accelerate the growth and revenues of Clearday.

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Exhibit B

Terms of Compensation

The Parties agree that this Exhibit B provides the consideration with respect to the Services provided under the Agreement and as further described in Exhibit A. Unlike Exhibit A, in the event of a conflict between this Exhibit B and the Agreement, the provisions of this Exhibit B shall govern. In consideration for the Services provided to Clearday, Select shall receive the following:

1.	A monthly cash advance of $10,000 per month, commencing August 1, 2021 and continuing through and until January 31, 2022, and each monthly payment is payable in advance of the 1st of each month during such six (6) month period, which payment shall be a non-refundable advance against Revenue Share Payments described below, and shall continue for such 6 month period or such longer period as may be mutually agreed in writing and which may be paid under any alternative arrangements as may be mutually agreed (such payments being the “Monthly Advance”);

2.	Revenue Share: Subject to the following provisions of this Section 2, Clearday shall pay Sterling Select a revenue share of all revenues received by Clearday as result of any and all business activities brought about by directly or indirectly by Sterling Select or directly through Introduced Relationships (collectively, the “Revenue Share Payments”):

(a)	Sales of Clearday at Home: The Revenue Share Payment for revenue generated by sale of Clearday at Home shall be calculated by using a mutually agreed allocation of the aggregate commission rate set by Clearday for sales of Clearday at Home that have a regular suggested monthly subscription price of more than $200 for sales of Clearday at Home, if such sales were a direct or indirect result of the introduction of an Introduced Relationship (or an Affiliate of such Introduced Relationship), which such commission rate shall have a target amount of 10% and be subject to good faith negotiations between the Parties (and subject to a maximum amount of commissions payable by Clearday so that the net revenues is not below a minimum amount for such products as from time to time specified by Clearday, and which are generally applicable to distributors or wholesalers of Clearday); provided, however, that Sterling Select shall always be entitled to the most favorable terms provided by Clearday to any other enterprise (wholesaler, master licensor, master franchisor or similar person) in this regard with respect to the Priority Areas.

(b)	Sales of Clearday Club Individual Memberships: The Revenue Share Payment for revenue generated by sales of Clearday Clubs, where ever situated, if such sales were a direct or indirect result of the introduction of an Introduced Relationship (or an Affiliate of such Introduced Relationship), including for clarity, through corporate wellness or health or fringe benefit programs, shall be calculated by using a mutually agreed allocation of the sales commissions rate set by Clearday for sales of Clearday Club individual memberships which such commission rate shall have a target amount of $20/month per fully paid monthly membership, and be subject to good faith negotiations between the Parties; provided, however, that Sterling Select shall always be entitled to the most favorable terms provided by Clearday to any other enterprise (wholesaler, master licensor, master franchisor or similar person) in this regard with respect to the Priority Areas.

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(c)	Revenues from Licenses: The Revenue Share Payment for revenues generated by Clearday entering into an exclusive license, including but not limited to a franchise relationship, of Clearday Clubs anywhere, and/or an exclusive license of Clearday at Home distribution, shall be calculated by using a commission rate that is negotiated in good faith by the parties, if such license was a direct or indirect result of the introduction of an Introduced Relationship (or an Affiliate of such Introduced Relationship), subject to the organizational costs and expenses of such transaction subject to such limitations that may be mutually agreed, provided further that Sterling Select shall always be entitled to the most favorable terms provided by Clearday to any other enterprise (wholesaler, master licensor, master franchisor or similar person) with respect to the Priority Areas.

(d)	Sales of Oxygenator: The Revenue Share Payment for revenue generated by sales of each Oxygenator shall be equal to $20,000 for each of the first twenty (20) Oxygenator units, and $15,000 for each unit thereafter, sold as a direct or indirect result of the introduction of an Introduced Relationship (or an Affiliate or such Introduced Relationship); provided, further that Sterling Select shall always be entitled to the most favorable terms provided by Clearday to any other enterprise (wholesaler, master licensor, master franchisor or similar person) in this regard with respect to the Priority Areas.

(e)	General Advisory and Miscellaneous Revenues: Except as expressly provided in Sections 2(a)-(d) above or as expressly provided otherwise in this Agreement, the Revenue Share Payment for business or revenue opportunities presented or Introduced by Sterling Select shall be mutually agreed by the Parties in good faith.

(f)	Length of Obligations: All Revenue Share Payments obligations of Clearday pursuant to this Section 2 shall commence on the date that Clearday receives the revenues for which the Revenue Share Payments corresponds to and continue until the earlier of: (a) the cessation of Clearday receiving such revenues; and (b) three (3) years after the Term of this Agreement regardless of any earlier termination of this Agreement.

(g)	Payment Terms: Clearday shall pay Sterling Select its applicable Revenue Share Payments quarterly in arrears but not later than within thirty (30) calendar days of Clearday fiscal quarter.

(h)	Audits: The Parties agree that each shall exercise commercially reasonable efforts in assisting the other in determining the accuracy of all calculations, and the receipt, of all Revenue Share Payments. In any dispute regarding the computation of Revenue Share Payments that remains unresolved for more than ninety (90) days, the Parties agree to cooperate with any commercially reasonable auditor retained by the other or a review of such computation by the independent accountants of the Company. In the event the audit report generated by such auditor shows a discrepancy of more than 5%, the other Party shall correct such discrepancy and also reimburse the fees of the auditor.

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(i)	Tail Period and ROFR. Notwithstanding anything contained in the Agreement to the contrary, unless the Agreement is terminated pursuant to Section 8(a)(i)(A) because of a breach by Service Provider: (a) Sterling Select shall be entitled to all Revenue Share Payments pursuant to, and in accordance with, this Section 2 if any sale, license or other transaction that is covered in this Section 2 occurs between the termination of this Agreement and twelve (12) months thereafter (“Tail Period”). Additionally, unless the Agreement is terminated pursuant to Section 8(a)(i)(A) because of a breach by Service Provider, Sterling Select is hereby granted, during the term and for the Tail Period, a right of first refusal in the event Clearday offers any exclusive license or other exclusive or exclusionary market or similar marketing rights to any bona fide third person that is a wholesaler, master licensor, master franchisor or similar person covering any part or all of the Clearday Core Business in the Priority Areas.

For the purposes of this Exhibit, the term “indirect” shall mean where it is reasonably foreseeable at the time of the Introduction by Sterling Select of the Introduced Relationship that such Person(s) are the cause of such transaction, sale, arrangement or agreement that generated the revenue described above. For example, for the purposes of this Exhibit, any direct Introduction with respect to a hospital system or medical practice includes the other medical practices that are associated with such hospital system or medical practice even if not an Affiliate. Either Party may require upon reasonable notice that the other Party list any such indirect relationship and any dispute will be resolved through mediation and arbitration.

3.	Compensation Warrants will be issued with the following terms and such other terms and conditions as mutually agreed:

(a)	Coverage: 500,000 shares of SCON Common Stock effective at the closing of the Merger.

(b)	Warrant Price: $11.00 per share which is a 10% premium to the opening price of the SCON Common Stock at the close of the Merger (the “Warrant Price”).

(c)	Anti-Dilution: Only for customary fundamental transactions and customary weighted average anti-dilution protection with excluded securities as agreed by the parties.

(d)	Term: 3 years.

(e)	Exercise Method: Cash payment

(f)	Registration Rights: The warrants will be issued prior to the closing of the Merger. Accordingly, the underlying shares of common stock will be registered under the Registration Statement.

(g)	Risk of Forfeiture: Subject to the terms of the Agreement, the Warrants shall be deemed fully vested and owned by Sterling Select upon execution of this Agreement; provided, however that 66% of the same shall be subject to a reducing risk of forfeiture based on earlier termination pursuant to Section 8(a)(i)(A) of the Agreement as a result of a breach by Service Provider. The risk of forfeiture will reduce equally over eight (8) calendar quarters of the Term. Notwithstanding such reducing risk of forfeiture, the risk of forfeiture may be eliminated in whole or in part based on the achievement of certain specified objectives of Services as defined and mutually agreed to in writing by Clearday and Select at any time; to wit, the Parties agree that there shall be no risk of forfeiture if gross revenues contracted for which Revenue Share Payments are based and payable are $2 million or more during any 12-month period during the Term or thereafter.

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5.	Prior to the commencement of Services described in Phase II and Phase III of Exhibit A, the Parties will negotiate in good faith for the grant of additional warrants similar to the Compensation Warrants, including the number and exercise price of such additional warrants and any registration rights with respect to such shares of SCON Common Stock.

6.	To the extent Clearday and Sterling Select, alone or in conjunction with a Sterling Select Affiliate, enter into a joint venture or similar form of strategic arrangement, the Parties agree to negotiate commercial terms in good-faith including possible conversion of any Revenue Share Payments or contribution of Compensation Warrants or other compensation.

7.	M&A Fee: Sterling Select shall be entitled to a fee equal to three percent (3%) of the net proceeds received by the Clearday under a transaction that results in a change of control of Clearday, whether by merger with, or sale of all or substantially all of Company’s assets and/or business operations, to or Affiliate of, an Introduced Relationship and which Sterling Select is the procuring cause of such transaction or provides significant advisory services in connection with such transaction which percentage shall be reduced to one percent (1%) if the transaction is with an Introduced Relationship or Affiliate of such person does not provide significant advisory services in connection with such transaction (“M&A Fee”); provided that any M&A Fee paid hereunder shall be due and payable to Select on the closing of such transaction if such transaction is for cash consideration (or will receive such share of equity of stock for stock or combination), upon receipt by the Clearday and/or its equity owners of the closing proceeds therefrom, in the same manner, kind, timing and subject to the same conditions as are the proceeds realized or to be realized thereunder by the Clearday and provided that such change of control transaction occurs during the Term or any period that is two years after the Term; and

8.	Investment by Introduced Person: Sterling Select shall be entitled to receive in cash or stock for assistance in the execution of any other transaction(s) than as described in paragraph 7 above (if additional services are requested in writing and accepted in writing by the Parties) which shall be negotiated on a case-by-case basis with the mutual consent of the Parties. For reference purposes only, if any Introduced Relationship, or any Affiliate or person working with or related to such Introduced Relationship makes a cash investment into (including providing any form of debt financing to) Clearday during the Term or during the Tail Period, Clearday agrees that the rate of three percent (3%) of such invested capital shall be used by the Clearday as a measure of additional compensation payable to Sterling Select.

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